Exhibit 99.1

THE HANOVER INSURANCE GROUP, INC. REPORTS THIRD QUARTER 2006 EARNINGS:

NET INCOME OF $0.65 PER SHARE COMPARED TO A NET LOSS OF $10.51 PER SHARE LAST YEAR; INCOME FROM CONTINUING OPERATIONS OF $0.56 PER SHARE COMPARED TO $(1.97) PER SHARE LAST YEAR

WORCESTER, Mass., October 30, 2006—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the third quarter of $33.4 million, or $0.65 per share, compared to a net loss of $562.4 million, or $10.51 per share, in the third quarter of last year. As previously announced, the current quarter’s results include a $34 million charge, or $0.66 per share, of after-tax net losses related to Hurricane Katrina. Last year’s third quarter net loss is attributed to a $474.6 million after-tax net loss on the sale of the variable life insurance and annuity business and $140 million in after-tax net catastrophe losses related to Hurricane Katrina.

Income from continuing operations was $28.5 million for the third quarter, or $0.56 per share, compared to a loss of $105.4 million, or $1.97 per share, in the third quarter of last year. Results for both quarters include the impact of the aforementioned catastrophe losses related to Hurricane Katrina and several other much less significant items.

Total Property and Casualty pre-tax segment income was $52.8 million in the quarter, compared to a loss of $127.7 million in the third quarter of last year. As previously announced, the current quarter’s results include $64.2 million of net pre-tax catastrophe losses and loss adjustment expenses, of which $52.1 million relate to a reserve increase attributable to Hurricane Katrina. In addition, current quarter results also include the benefit of a $7.0 million litigation settlement related to Opus Investment Management, Inc. Results from the third quarter of last year include pre-tax net catastrophe related losses of $245.5 million, primarily attributed to Hurricane Katrina.

“We continue to be very pleased with the progress we are making throughout our organization,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group, Inc. “In spite of the additional Hurricane Katrina losses, we generated solid results in the quarter, reflected in the positive momentum we have established in both commercial and personal lines.”

Segment Results

The Hanover conducts its business in four operating segments. Three of these operating segments, Personal Lines, Commercial Lines, and Other Property and Casualty, are included in our Property and Casualty operations. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small- to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety, and inland marine. The Other Property and Casualty segment includes AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets, as well as a block of run-off voluntary pools business in which we have not actively participated since 1995. The Life Companies, the company’s fourth operating segment, include the run-off business of First Allmerica Financial Life Insurance Company (FAFLIC), principally consisting of traditional life insurance and retirement businesses.

The following table shows pre-tax segment income (loss). It is presented in a manner consistent with the way management evaluates results and is set forth in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

	Quarter ended September 30 (In millions)
	2006	2005
Property and Casualty:
Personal Lines(1)	$35.0	$(27.8)
Commercial Lines(2)	7.7	(101.0)
Other Property and Casualty	10.1	1.1

Total Property & Casualty	52.8	(127.7)
Life Companies	(1.1)	(0.9)
Interest expense on corporate debt	(10.0)	(10.0)

Total pre-tax segment income (loss)	41.7	(138.6)
Federal income tax (expense) benefit	(14.1)	29.6

Total segment income (loss) after taxes(3)	$27.6	$(109.0)

(1) Includes Personal Lines pre-tax net impact of catastrophes of $20.7 million and $101.7 million for the third quarter of 2006 and 2005, respectively.

(2) Includes Commercial Lines pre-tax net impact of catastrophes of $43.5 million and $143.8 million for the third quarter of 2006 and 2005, respectively.

(3) See reconciliation from segment income (loss) to net income (loss) at the end of this document.

Property and Casualty

Property and Casualty pre-tax segment income was $52.8 million in the third quarter of 2006, compared to a net loss of $127.7 million in the third quarter of 2005, an increase of $180.5 million due to lower catastrophe related losses in the current quarter. The pre-tax net impact of catastrophes was $64.2 million in the current quarter compared to $245.5 million in the third quarter of 2005. Excluding the pre-tax net impact of catastrophes, property and casualty pre-tax segment income was $117.0 million in the current quarter compared to $117.8 million in the prior year quarter. Benefiting the current quarter’s results was improved loss performance and the previously mentioned $7.0 million litigation settlement, offset by increased expenses.

Property and Casualty highlights:

•	Net premiums written were $602.9 million in the third quarter of 2006, compared to $542.0 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $27.0 million, which were incurred following Hurricane Katrina, net premiums written were $569.0 million in the third quarter of 2005, which equates to 6.0% current quarter growth.

•	Net premiums earned were $562.6 million in the third quarter of 2006, compared to $519.7 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $27.0 million, net premiums earned were $546.7 million in the third quarter of 2005.

•	New business net premiums written were $157.4 million in the third quarter of 2006, representing an increase of 67% over $94.4 million in the third quarter of 2005.

•	Favorable development of prior-year loss and LAE reserves was $39.2 million in the third quarter of 2006, compared to favorable development of $23.4 million in the third quarter of 2005.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended September 30
	2006	2005	Adjusted 2005(1)
Personal Lines losses (excluding catastrophes)	50.7%	53.1%	50.4%
Personal Lines catastrophe-related losses	4.7%	24.8%	23.6%

Total Personal Lines losses	55.4%	77.9%	74.0%

Commercial Lines losses (excluding catastrophes)	36.1%	49.3%	47.0%
Commercial Lines catastrophe-related losses	18.7%	70.4%	67.1%

Total Commercial Lines losses	54.8%	119.7%	114.1%

Total P&C Losses	55.2%	93.4%	88.7%
Loss adjustment expenses	10.8%	10.1%	9.6%
Hurricane Katrina-related loss adjustment expenses	1.5%	0.7%	0.7%
Policy acquisition and other underwriting expenses	34.9%	31.6%	30.1%

Combined Ratio	102.4%	135.8%	129.1%

(1)	The Adjusted 2005 ratios have been adjusted to exclude the impact of the reinsurance reinstatement premiums.

Personal Lines

Personal Lines pre-tax segment income was $35.0 million in the quarter, compared to a loss of $27.8 million in the prior-year quarter, an increase of $62.8 million. The pre-tax net impact of catastrophes was $20.7 million in the current quarter, compared to $101.7 million in the third quarter of 2005. Excluding the pre-tax net impact of catastrophes, personal lines pre-tax segment income was $55.7 million in the current quarter, compared to $73.9 million in the prior-year quarter. This decrease was primarily due to higher expenses.

Underwriting and loss adjustment expenses were higher in the quarter due to several factors, including: an increase in variable compensation expenses, an unusual premium tax refund in the third quarter of last year, increased claims spending principally related to the operating model, the impact of new accounting for stock-based compensation, increased technology spending, and, to a lesser extent, an increase in the proportion of overhead expenses absorbed by the Property and Casualty segment.

Personal Lines highlights:

•	Net premiums written were $383.2 million in the third quarter of 2006, compared to $353.5 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $17.6 million, net premiums written were $371.1 million in the third quarter of 2005, which equates to 3.3% current quarter growth.

•	Net premiums earned were $353.1 million in the third quarter of 2006, compared to $331.4 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $17.6 million, net premiums earned were $349.0 million in the third quarter of 2005.

•	New business net premiums written were $77.0 million in the third quarter of 2006, representing an increase of 91% over $40.3 million in the third quarter of 2005.

•	The Personal Lines GAAP combined ratio was 98.4% in the third quarter, versus 117.1% in the prior year quarter. Excluding the effect of reinsurance reinstatement premiums, the Personal Lines GAAP combined ratio was 111.3% in the third quarter of 2005.

•	The pre-tax net impact of catastrophes was $20.7 million, or 5.9 points of the combined ratio, for the third quarter of 2006, compared to $101.7 million, or 30.0 points of the combined ratio, for the third quarter of 2005.

•	Favorable development of prior-year loss and LAE reserves was $13.6 million in the current quarter, compared to favorable development of $13.4 million in the third quarter of 2005; improving the Personal Lines combined ratio by 3.9 points and 3.8 points, excluding reinsurance reinstatement premiums, respectively.

Commercial Lines

Commercial Lines pre-tax segment income was $7.7 million in the quarter, compared to a loss of $101.0 million in the third quarter of 2005. The pre-tax net impact of catastrophes was $43.5 million in the current quarter, compared to $143.8 million in the third quarter of 2005. Excluding the pre-tax net impact of catastrophes, commercial lines pre-tax segment income was $51.2 million in the current quarter, compared to $42.8 million in the prior-year quarter. This increase was primarily driven by favorable development of prior-year reserves and growth in specialty lines, partially offset by higher expenses.

In the current quarter, development of prior-year loss and loss adjustment expense reserves were favorable by $25.7 million, compared to $11.2 million in the third quarter of 2005. The increase in favorable prior-year reserve development was driven by Workers’ Compensation, Commercial Auto and Commercial Multi-Peril lines.

Underwriting and loss adjustment expenses were higher in the quarter due to several factors which include: an increase in variable compensation expenses, increased technology spending, higher expenses in support of our specialty lines, the impact of new accounting for stock-based compensation, certain other miscellaneous items, and to a lesser extent, an increase in the proportion of overhead expenses absorbed by the Property and Casualty segment.

Commercial Lines highlights:

•	Net premiums written were $219.7 million in the third quarter of 2006, compared to $188.5 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $9.4 million, net premiums written were $197.9 million in the third quarter of 2005, which equates to 11.0% current quarter growth.

•	Net premiums earned were $209.5 million in the third quarter of 2006, compared to $188.3 million in the third quarter of 2005. Excluding the effect of reinsurance reinstatement premiums of $9.4 million, net premiums earned were $197.7 million in the third quarter of 2005.

•	New business net premiums written were $80.4 million in the third quarter of 2006, representing an increase of 49% over $54.1 million in the third quarter of 2005.

•	The Commercial Lines GAAP combined ratio was 109.2% in the third quarter, versus 167.8% in the prior year quarter. Excluding the effect of reinsurance reinstatement premiums, the Commercial Lines GAAP combined ratio was 159.9% in the third quarter of 2005.

•	The pre-tax net impact of catastrophes was $43.5 million, or 20.8 points of the combined ratio, for the third quarter of 2006, compared to $143.8 million, or 76.0 points of the combined ratio, for the third quarter of 2005.

•	Favorable development of prior-year loss and LAE reserves was $25.7 million in the current quarter, compared to favorable development of $11.2 million in the third quarter of 2005; improving the Commercial Lines combined ratio by 12.3 points and 5.7 points, excluding reinsurance reinstatement premiums, respectively.

Other Property & Casualty

Other Property & Casualty pre-tax segment income was $10.1 million in the quarter, compared to $1.1 million in the prior-year quarter. Excluding the previously mentioned $7.0 million litigation settlement benefit related to Opus Investment Management, Inc., pre-tax segment income was $3.1 million in the current quarter. Other Property & Casualty includes the company’s premium financing business, investment management operations, earnings on holding company assets, as well as run-off voluntary pools.

Life Companies

Continuing Operations:

The continuing operations of the Life Companies now include the FAFLIC retained business. The retained business primarily includes the closed block of traditional life insurance, group retirement business, guaranteed investment contract (GIC) businesses, and the company’s discontinued group life and health business, including group life and health voluntary pools, which are all in run-off.

The Life Companies continuing operations reported a segment loss of $1.1 million in the current quarter of 2006, compared to a loss of $0.9 million in the third quarter of 2005.

Loss on Disposal of the Variable Life Insurance and Annuity Business:

For the current quarter, the company recorded, as expected, a loss on the sale of the variable life insurance and annuity business of $2.9 million, net of tax, relating primarily to net transition service expenses.

Gain on Sale of Financial Profiles:

During the quarter, the company sold all of the outstanding shares of Financial Profiles, Inc., a wholly-owned subsidiary. The developer and distributor of financial planning software, was originally acquired by the company in 1998 in connection with the company’s then-ongoing life insurance and annuity operations. The company received pre-tax proceeds of $21.5 million from the transaction and recognized an after-tax gain of $7.8 million during the third quarter of 2006.

Investment Results

Net investment income was $78.3 million for the third quarter of 2006, compared to $79.4 million in the same period of 2005. Net investment income in the Life Companies decreased $4.9 million to $22.2 million, driven by lower average invested assets, resulting from the maturities of long-term funding agreements and continued cash outflows from life operations. This was partially offset by an increase in net investment income in the Property and Casualty segment of $3.7 million, to $55.9 million, primarily due to increased operating cash flows and higher investment income from the proceeds on the sale of the variable life insurance and annuity business.

Third quarter 2006 pre-tax net realized investment gains were $2.1 million, compared to $1.9 million of pre-tax net realized investment gains in the same period of 2005. In the current quarter, the company experienced pre-tax net realized investment gains of $3.6 million primarily from the sale of fixed maturities. These gains were partially offset by $1.5 million of capital losses resulting from impairments on certain fixed maturity securities. In the third quarter of 2005, the company experienced pre-tax net realized investment gains of $6.7 million, primarily from the sale of fixed maturities. These gains were partially offset by $4.8 million of capital losses resulting from impairments on certain fixed maturity securities.

Balance Sheet

Shareholders’ equity was $1.90 billion, or $37.49 per share at September 30, 2006, compared to $1.95 billion or $36.30 per share at December 31, 2005. This change is primarily due to the company’s share repurchase program in the first half of 2006. Excluding accumulated other comprehensive income, book value was $39.20 per share at the close of the current quarter, compared to $37.33 per share at December 31, 2005.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s third quarter results on Tuesday, October 31st at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

The Hanover’s third quarter earnings press release and statistical supplement are also available in the Investors section at http://www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “plan,” “guidance” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at http://www.hanover.com under “Investors”. These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Katrina and Rita), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multi-variate personal auto product), adverse loss development and adverse trends in mortality and morbidity and medical costs, change in the current favorable frequency and loss trends generally being experienced industry-wide, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including rate pressure), adverse state and federal legislation or regulation or regulatory actions, financial ratings actions, uncertainties in estimating the FIN 45 liability recorded in conjunction with certain indemnity obligations to Goldman Sachs in connection with the sale of the variable life insurance and annuity business (including with respect to existing and potential litigation and regulatory actions and the remediation of certain processing errors in connection with tax reporting), and various other factors.

The Hanover uses non-GAAP financial measures as important measures of the company’s operating performance, including total segment income, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses (and with respect to 2005, reinsurance reinstatement premiums).

Segment income is net income excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the normal operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses. Segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters ended September 30, 2006 and 2005 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses or reinsurance reinstatement premiums. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover provides measures of net premiums written, net premiums earned and loss ratios that exclude the effects of catastrophe reinsurance reinstatement premiums. Catastrophe reinsurance reinstatement premiums are a reduction to net written and earned premiums, and represent the cost to reinstate the amount of catastrophe reinsurance coverage that the Company has used as the result of a reinsurance loss payment under the terms of the reinsurance contract. The company believes that the loss ratios excluding the effects of catastrophe reinsurance reinstatement premiums represent a better measure of underlying loss trends. The presentation of loss ratios calculated excluding the effects of catastrophe reinstatement premiums should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 35 property and casualty insurers in the United States.

Contact Information
Investors: Sujata Mutalik E-mail: smutalik@hanover.com 1-508-855-3457	Media: Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

THE HANOVER INSURANCE GROUP, INC.

(In millions, except per share data)

	Quarter ended September 30
	2006	2005
Net income (loss)	$33.4	$(562.4)
Net income (loss) per share(1)	$0.65	$(10.51)
Weighted average shares	51.3	53.5

The following is a reconciliation from segment income (loss) to net income (loss)(2):

PER SHARE DATA (DILUTED)(1)	Quarter ended September 30
	2006		2005
Segment Income	$	Per Share	$	Per Share
Property and Casualty
Personal Lines	$35.0	—	$(27.8)	—
Commercial Lines	7.7	—	(101.0)	—
Other Property & Casualty	10.1	—	1.1	—
Total Property and Casualty	52.8	—	(127.7)	—
Life Companies	(1.1)	—	(0.9)	—
Interest expense on corporate debt	(10.0)	—	(10.0)	—
Total segment income (loss)	41.7	$0.81	(138.6)	$(2.59)
Federal income tax (expense) benefit on P&C segment income	(15.2)	—	40.8	—
Federal income tax benefit (expense) on other segment income	1.1	—	(11.2)	—
Total federal income tax (expense) benefit on segment income	(14.1)	(0.27)	29.6	0.55
Total segment income (loss) after federal income taxes	27.6	0.54	(109.0)	(2.04)
Net realized investment gains (losses), net of amortization	2.0	0.04	(2.0)	(0.04)
Gain on derivatives	0.1	—	0.2	—
Restructuring costs	(0.5)	(0.01)	(0.4)	(0.01)
Federal income tax (expense) benefit on non-segment income	(0.7)	(0.01)	5.8	0.12
Income (loss) from continuing operations, net of taxes	28.5	0.56	(105.4)	(1.97)
Income from discontinued variable life insurance and annuity business, net of taxes	—	—	17.6	0.33
Loss on disposal of variable life insurance and annuity business, net of taxes	(2.9)	(0.06)	(474.6)	(8.87)
Gain on Sale of Financial Profiles, net of taxes	7.8	0.15	—	—
Income (loss) before cumulative effect of accounting change	33.4	0.65	(562.4)	(10.51)
Cumulative effect of change in accounting principle, net of taxes	—	—	—	—
Net income (loss)	$33.4	$0.65	$(562.4)	$(10.51)

(1) Basic net income per share was $0.66 for the quarter ended September 30, 2006. Per share data for the quarter ended September 30, 2005 represents basic loss per share due to antidilution.

(2) In accordance with Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

Net income includes the following items by segment:

	Quarter ended September 30, 2006 (In millions)
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains	$0.6	$1.0	—	$0.4	$2.0
Gain on derivatives	—	—	—	0.1	0.1
Restructuring costs	—	—	—	(0.5)	(0.5)
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(2.9)	(2.9)
Gain on Sale of Financial Profiles, net of taxes	—	—	—	7.8	7.8

	Quarter ended September 30, 2005 (In millions)
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment (losses) gains	$(0.3)	$(0.3)	$0.1	$(1.5)	$(2.0)
Gain on derivatives	—	—	—	0.2	0.2
Restructuring costs	—	—	—	(0.4)	(0.4)
Income from discontinued variable life insurance and annuity business, net of taxes	—	—	—	17.6	17.6
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(474.6)	(474.6)

All figures reported are unaudited.